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Ex 12.01

Computation of Ratios

Exhibit 12.01

                             SUMMIT SECURITIES, INC.
               COMPUTATION OF RATION OF EARNINGS TO FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS


         The ratio of adjusted earnings to fixed charges and preferred stock dividends was computed using the following tabulations to compute adjusted earnings and the defined fixed charges and preferred stock dividends.

                               Six Months Ended March 31,                          Year Ended September 30
                               ---------------------------------------------------------------------------------------------------
                                  2000           1999           1999          1998          1997          1996           1995
                               ---------------------------------------------------------------------------------------------------
Net income                      $3,361,490     $1,430,383    $2,814,828    $2,524,027    $1,851,240    $1,244,522     $  587,559
Add:
    Interest                     3,289,924      2,729,963     5,856,249     4,778,443     4,325,528     3,741,095      3,251,334
    Taxes (benefit) on income    1,552,732        256,824       529,430       544,034       126,905       237,951        239,707
                               ---------------------------------------------------------------------------------------------------
Adjusted earnings               $8,204,146     $4,417,170    $9,200,507    $7,846,504    $6,303,673    $5,223,568     $4,078,600
                               ===================================================================================================

Preferred stock dividend
requirements                    $  898,101     $  303,071    $  838,356    $  498,533    $  446,560    $  333,606     $  309,061
Ratio factor of income after
provision for income taxes
to income before provision
for income taxes                        68%            85%           84%           82%           94%           84%             71%
Preferred stock dividend
factor on pretax basis           1,312,950        357,847       996,027       605,971       477,196       397,387        435,297
Fixed charges
    Interest                     3,289,924      2,729,963     5,856,249     4,778,443     4,325,528     3,741,095      3,251,334
                               ---------------------------------------------------------------------------------------------------
Fixed charges and preferred
stock dividends                 $4,602,874     $3,087,450    $6,852,276    $5,384,414    $4,802,724    $4,138,482     $3,686,631
                               ===================================================================================================
Ratio of adjusted earnings
to fixed charges and
preferred stock dividends             1.78           1.43          1.34          1.46          1.31          1.26           1.11
                               ===================================================================================================